UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

IROBOT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

As previously disclosed, on August 4, 2022, iRobot Corporation, a Delaware corporation (“iRobot” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Amazon.com, Inc., a Delaware corporation (“Amazon.com”) and Martin Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Amazon.com (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly-owned subsidiary of Amazon.com. On September 7, 2022, iRobot filed its definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”), as such may be supplemented from time to time, with the Securities and Exchange Commission (the “SEC”) with respect to the special meeting of iRobot’s stockholders scheduled to be held on October 17, 2022 (the “special meeting”).

This Schedule 14A (the “Schedule”) is being filed to update and supplement the Definitive Proxy Statement. The information contained in this Schedule is incorporated by reference into the Definitive Proxy Statement and should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety.

In connection with the Merger Agreement, four complaints have been filed as individual actions in United States District Courts. Three cases have been filed in the United States District Court for the Southern District of New York and are captioned Reid v. iRobot Corporation, et al., 1:22-cv-07498 (filed Sept. 1, 2022); Moore v. iRobot Corporation, et al., 1:22-cv-08445 (filed Oct. 4, 2022); and Montgomery v. iRobot Corporation, et al., 1:22-cv-08495 (filed Oct. 5, 2022). One case has been filed in the United States District Court for the District of Delaware and is captioned Dixon v. iRobot Corporation, et al., 1:22-cv-01307 (filed Oct. 5, 2022). The foregoing complaints are referred to as the “Merger Actions.”

The Merger Actions generally allege that the Definitive Proxy Statement or the preliminary proxy statement filed by the Company with the SEC on August 25, 2022 misrepresent and/or omit certain purportedly material information relating to the Company’s financial projections, the analyses performed by the financial advisor to the iRobot Board of Directors in connection with the Merger, potential conflicts of interest of the Company’s officers and directors, and the events that led to the signing of the Merger Agreement. The Merger Actions assert violations of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated thereunder against all defendants (the Company and its Board of Directors) and violations of Section 20(a) of the Exchange Act against the Company’s directors. The Merger Actions seek, among other things, an injunction enjoining the stockholder vote on the Merger and the consummation of the Merger unless and until certain additional information is disclosed to iRobot stockholders, rescission and damages if the Merger is consummated, costs of the action, including plaintiffs’ attorneys’ fees and experts’ fees, and other relief the court may deem just and proper.

The Company cannot predict the outcome of the Merger Actions. The Company believes that the Merger Actions are without merit, and iRobot and the individual defendants intend to vigorously defend against the Merger Actions and any subsequently filed similar actions. If additional similar complaints are filed, absent new or significantly different allegations, the Company will not necessarily disclose such additional filings.

While the Company believes that the disclosures set forth in the Definitive Proxy Statement comply fully with all applicable law and denies the allegations in the pending Merger Actions described above, in order to moot plaintiffs’ disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, the Company has determined voluntarily to supplement certain disclosures in the Definitive Proxy Statement related to plaintiffs’ claims with the supplemental disclosures set forth in this Schedule (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Merger Actions described above that any additional disclosure was or is required or material.

All page references used herein refer to pages in the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures, and capitalized terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement. Underlined and bolded text shows text being added to a referenced disclosure in the Definitive Proxy Statement and stricken-through text shows text being deleted from a referenced disclosure in the Definitive Proxy Statement. To the extent that information in this Schedule differs from, or updates information contained in, the Definitive Proxy Statement, the information in this Schedule shall supersede or supplement the information in the Definitive Proxy Statement. The information contained in this Schedule speaks only as of September 7, 2022, unless the information specifically indicates that another date applies. Except as otherwise described in this Schedule or the documents referred to, contained in or incorporated by reference in this Schedule, the Definitive Proxy Statement, the annexes to the Definitive Proxy Statement and the documents referred to, contained in or incorporated by reference in the Definitive Proxy Statement are not otherwise modified, supplemented or amended.

If you have not already submitted a proxy for use at the iRobot virtual special meeting, you are urged to do so promptly. These Supplemental Disclosures do not affect the validity of any proxy card or voting instructions that iRobot stockholders may have previously received or delivered. No action is required by any iRobot stockholder who has previously delivered a proxy or voting instructions and who does not wish to revoke or change that proxy or voting instructions.

Supplemental Disclosures to Definitive Proxy Statement

1.

The disclosure under the heading “Background of the Merger” is hereby amended and supplemented by replacing the sixth full paragraph on page 35 of the Definitive Proxy Statement in its entirety with the following:

On May 23, 2022, with the permission of the members of the iRobot board of directors with whom Mr. Angle spoke, iRobot entered into a supplement to its existing non-disclosure agreement with Amazon.com. This supplement contained customary “standstill” provisions binding on Amazon.com, and provided that such standstill provisions would automatically terminate in the event that certain change of control events relating to iRobot occurred. Between May 23, 2022 and the parties’ entry into the merger agreement on August 4, 2022, iRobot did not enter into non-disclosure agreements with any other potential counterparties.

2.

The disclosure under the heading “Background of the Merger” is hereby amended and supplemented by replacing the second full paragraph on page 38 of the Definitive Proxy Statement in its entirety with the following:

On June 23, 2022, Mr. Angle spoke with a representative of Amazon.com, who verbally communicated to Mr. Angle a non-binding proposal forAmazon.com to acquire iRobot for $64.00 per share in cash. Mr. Angle did not respond to this proposal during the call. Later on June 23, 2022, iRobot received a formal non-binding letter of intent from Amazon.com to acquire iRobot for $64.00 per share in cash (the “June 23 proposal”). The $64.00 per share offer price implied a premium to iRobot’s last closing price prior to June 23, 2022 of approximately 51%. The June 23 proposal did not propose any terms related to regulatory matters as had been requested by iRobot. The June 23 proposal stated that Amazon.com reserved the right to immediately terminate engagement with iRobot regarding a potential transaction if any leak occurred with respect to the process, and that the proposal was not subject to any financing condition. The June 23 proposal did not include any request for exclusivity. The June 23 proposal also noted that, at the appropriate time, Amazon.com would expect to enter discussions regarding satisfactory employment arrangements with key members of iRobot’s senior leadership team as part of a potential transaction. The June 23 proposal was promptly shared with the iRobot board of directors.

3.

The disclosure under the heading “Background of the Merger” is hereby amended and supplemented by replacing the fourth full paragraph on page 40 of the Definitive Proxy Statement in its entirety with the following:

Immediately following this transaction committee meeting on July 4, 2022, the iRobot board of directors held a meeting, with members of iRobot management and representatives of Qatalyst Partners and Goodwin also in attendance. The iRobot board of directors and its advisors discussed the developments described above since the June 29, 2022 meeting of the iRobot board of directors, including the July 4 proposal. The iRobot board of directors also discussed the transaction committee’s impression that the set of non-price terms related to regulatory matters proposed by Amazon.com as part of the July 4 proposal was favorable to iRobot and would be generally acceptable. Representatives of Qatalyst Partners then conveyed to the iRobot board of directors that Company A had indicated that it would be unlikely to proceed further in discussions of a potential acquisition of iRobot, and that it was accordingly Qatalyst Partners’ expectation that no proposal would be forthcoming from Company A. The Company did not thereafter receive any proposal from Company A. Following the transaction committee’s recommendation to the iRobot board of directors of the same, the iRobot board of directors approved that iRobot continue to engage with Amazon.com and that, subject to continued evaluation by the iRobot board of directors in all respects, a transaction with Amazon.com entered into at a per share price of $64.00 or more, combined with terms related to regulatory matters that are as proposed by Amazon.com or better, would be expected to constitute a transaction that is in the best interests of iRobot and its stockholders. The iRobot board of directors and its advisors then discussed with management the specific terms of a counterproposal that iRobot would make to Amazon.com as part of such continuing negotiations, which the iRobot board of directors determined would consist of (i) a deal price of $65.00 per share, (ii) a reverse termination fee equal to 8% of iRobot’s equity value and (iii) a more expansive “clear skies” covenant that was not limited to a list of specific companies.

4.

The disclosure under the heading “Illustrative Discounted Cash Flow Analysis” is hereby amended and supplemented by replacing the introductory sentence and sub-bullet (a) of the fourth full paragraph on page 55 of the Definitive Proxy Statement in its entirety with the following:

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential, present values of a share of Company common stock as of July 2, 2022 (which was the end of the Company’s most recent completed fiscal quarter and most recent balance sheet date) by:

•	adding:

(a) the implied net present value of the Company’s corresponding estimated future unlevered free cash flows, based on the Updated Company LRP, for the third quarter of calendar year 2022 through calendar year 2026 (which implied present value was calculated by using a range of discount rates of 11.5% to 15.5%, based on the Company’s estimated weighted average cost of capital, as calculated by Qatalyst Partners utilizing the capital asset pricing model and inputs based on Qatalyst Partners’ professional judgment)

5.

The disclosure under the heading “Selected Companies Analysis” is hereby amended and supplemented by replacing the third full paragraph on page 57 of the Definitive Proxy Statement in its entirety with the following:

Based on an analysis of the CY2023E Revenue Multiples for each of the selected companies, Qatalyst Partners selected a representative range of 0.60x to 0.85x based on Qatalyst Partners’ professional judgment, and applied this range to the Company’s estimated calendar year 2023 revenue of $1.595 billion based on the Updated Company LRP.

6.

The disclosure under the heading “Selected Companies Analysis” is hereby amended and supplemented by replacing the sixth full paragraph on page 57 of the Definitive Proxy Statement in its entirety with the following:

Based on an analysis of the CY2023E EBITDA Multiples for each of the selected companies, Qatalyst Partners selected a representative range of 7.0x to 13.0x based on Qatalyst Partners’ professional judgment, and applied this range to the Company’s estimated calendar year 2023 EBITDA of $94,000,000 based on the Updated Company LRP.

Cautionary Note Regarding Forward-Looking Statements

This Schedule contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company and Amazon.com, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the ability of the parties to consummate the proposed transaction in a timely manner or at all; (ii) the satisfaction (or waiver) of closing conditions to the consummation of the proposed transaction, including with respect to the approval of the Company’s stockholders; (iii) potential delays in consummating the proposed transaction; (iv) the ability of the Company to timely and successfully achieve the anticipated benefits of the proposed transaction; (v) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (vi) the impact of the COVID-19 pandemic and the current conflict between the Russian Federation and Ukraine on the Company’s business and general economic conditions; (vii) the Company’s ability to implement its business strategy; (viii) significant transaction costs associated with the proposed transaction; (ix) potential litigation relating to the proposed transaction; (x) the risk that disruptions from the proposed transaction will harm the Company’s business, including current plans and operations; (xi) the ability of the Company to retain and hire key personnel; (xii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (xiii) legislative, regulatory and economic developments affecting the Company’s business; (xiv) general economic and market developments and conditions; (xv) the evolving legal, regulatory and tax regimes under which the Company operates; (xvi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect the Company’s financial performance; (xvii) restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; and (xviii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as the Company’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, are fully discussed in the Definitive Proxy Statement filed with the SEC in connection with the proposed transaction. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in the Company’s most recent annual and quarterly reports filed with the SEC and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time and available at www.sec.gov. While the list of factors presented here is, and the list of factors presented in the Definitive Proxy Statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability and similar risks, any of which could have a material adverse effect on the Company’s financial condition, results of operations, or liquidity. The forward-looking statements included herein are made only as of the date hereof. The Company does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Additional Information and Where to Find It

In connection with the proposed transaction between the Company and Amazon.com, the Company filed with the SEC the Definitive Proxy Statement on September 7, 2022 relating to the Company’s special meeting of stockholders scheduled for October 17, 2022, which has been or will be sent or provided to Company stockholders. The Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Definitive Proxy Statement or any other document which the Company may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Definitive Proxy Statement and other documents that are filed or will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, the Company’s investor relations website at investor.irobot.com or by contacting the Company’s investor relations department at the following:

iRobot Corporation

Andrew Kramer

investorrelations@irobot.com

(781) 430-3003

Participants in the Solicitation

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction and any other matters to be voted on at the special meeting. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s Proxy Statement for its 2022 annual meeting of stockholders, which was filed with the SEC on April 11, 2022, and is included in the Definitive Proxy Statement. Company stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Company directors and executive officers in the transaction, which may be different than those of Company stockholders generally, by reading the Definitive Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the transaction. You may obtain free copies of these documents using the sources indicated above.